Exhibit 1.1

AMPIO PHARMACEUTICALS, INC.

5445 DTC Parkway, P4

Greenwood Village, Colorado 80111

(303) 418-1000

PLACEMENT AGENT AGREEMENT

Fordham Financial Management, Inc.	March 21, 2011
14 Wall Street, 18th Floor
New York, NY 10005

Dear Sirs:

Ampio Pharmaceuticals Inc., a Delaware corporation (the “Company”), confirms its agreement with Fordham Financial Management, Inc., a Colorado corporation (the “Placement Agent”), with respect to the sale by the Company of up to 4,400,0000 Shares of Common Stock (the “Shares”) at an offering price of $2.50 per Share (the “Purchase Price”) to be offered for sale pursuant to a Confidential Private Placement Memorandum dated March 21, 2011 (the “Memorandum”) to be provided to investors. The Company and the Placement Agent reserve the right to increase the size of the offering at any time without notice to subscribers or investors, on consent of the Placement Agent. The Memorandum shall include all documents which are incorporated by reference into the Memorandum.

SECTION 1. Best Efforts Offering.

The Shares shall be offered on a “best efforts” basis (the “Offering”). Accredited investors and up to 35 sophisticated, non-accredited investors will have the opportunity to participate in the Offering at any time from the date hereof through April 30, 2011, subject to up to two extensions of up to 30 days at the sole discretion of the Company with the consent of the Placement Agent (the “Offering Period”). If the last day of the Offering Period falls on a Saturday, Sunday or legal holiday, then the last day of the Offering shall be extended to the next business day. American Stock Transfer & Trust Company LLC will act as “Escrow Agent” of the Offering and will deposit all funds directly into an Escrow account maintained by JP Morgan Chase or such other bank as selected by the Escrow Agent.

No minimum number of Shares must be sold in the Offering and no refund will be given to investors in the event that less than all Shares are sold in the Offering. If the Offering is terminated without the Company accepting any of the Investors’ funds, then the Escrow Agent will directly return all funds received from Investors without interest or deduction therefrom. The Offering is to be made only to accredited investors, as that term is defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Act”), and up to 35 sophisticated, non-accredited investors. The Company and the Placement Agent may have periodic closings at dates and times to be mutually agreed upon the by parties. The time and date of delivery and payment hereunder are herein called the “Closing Date.”

Upon the completion of this offering, the Company shall expeditiously register the Shares for resale with the Securities and Exchange Commission in accordance with the terms and lock-up provisions that are more fully described in the Memorandum and subscription documents.

SECTION 2. Placement Agent Securities.

At the final closing date, the Placement Agent will receive a warrant at an aggregate cost of $10.00 exercisable to purchase one share of Common Stock for every ten Shares sold in the Offering (the “Placement Agent Warrants”). The Placement Agent Warrants shall be exercisable at $3.125 per share (i.e., equivalent to 125% of the Purchase Price) at any time from the first closing date and expiring five years thereafter (the “Warrant Exercise Term”). The Placement Agent shall receive the Placement Agent Warrants in consideration of its services rendered in connection with the Offering. The other rights and terms of the Placement Agent Warrants are set forth in such Placement Agent Warrants, the form of which has been provided to the Company

SECTION 3. Representations and Warranties.

(a) The Company represents and warrants to the Placement Agent as follows:

(i) On the date of the Memorandum and at each Closing Date, the Memorandum will comply in all material respects with the disclosure requirements of Regulation D under the Act and will neither contain an untrue statement of a material fact or omit to state a material fact required to be stated therein in light of the circumstances under which they are made, or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by the Placement Agent expressly for use in the Memorandum.

(ii) The financial statements included in the Memorandum present fairly in all material respects the financial position of the Company as of the dates indicated and the results of its operations for the periods specified.

(iii) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with corporate power and authority to own, lease and operate its properties and conduct its business in all material respects as described in the Memorandum; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the conduct of its business and/or its ownership of property requires such qualification except for such jurisdictions in which the failure to qualify in the aggregate would not have a material and adverse effect on the results of operations or financial conditions of the Company.

(iv) Except as disclosed in the Memorandum, the Company does not have any subsidiaries and does not own any interest in any other corporation, partnership, joint venture or other entity.

(v) The authorized, issued and outstanding capital shares of the Company are as set forth in the Memorandum as of the dates set forth in the Memorandum; the issued and outstanding shares of Capital Stock described therein have been duly authorized and validly issued and are fully paid and non-assessable; the Shares have been duly authorized for issuance and sale in accordance with this Agreement when issued and delivered by the Company pursuant to this Agreement and the Subscription Agreement against payment of the consideration set forth in Section 5 hereof, will be validly issued, fully paid and non-assessable; the Shares conform in all material respects to all the statements relating thereto contained in the Memorandum; there are no outstanding options, warrants or other rights to purchase shares of preferred stock or shares of Common Stock or any understanding or agreement concerning any options, warrants or rights to purchase shares of preferred stock, except as set forth in or contemplated by the Memorandum.

(vi) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement, enforceable in accordance with its terms, except as enforceability of any indemnification provision may be limited under federal securities laws and except as enforceability of such agreements may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights, except that any remedy in the nature of equitable relief is in the discretion of the Court.

(vii) On the date of the Memorandum and at each Closing Date, the Company owns good and marketable title to all properties and assets described in the Memorandum as owned by it, free and clear of all liens, charges, encumbrances or restrictions, except such as are described or referred to in the Memorandum or are not materially significant or important in relation to the business of the Company.

(viii) Except as disclosed in or contemplated by the Memorandum, the Company is not in violation of its Certificate of Incorporation, as amended, or by-laws, or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness or in any material contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Company is a party or by which it or any of its properties are bound; and the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions herein contemplated will not conflict in any material respect with, or result in a breach of any of the material terms, conditions or provisions of, or constitute a material default under, the Certificate of Incorporation, as amended, or by-laws of the Company, or any material bond, debenture, note or other evidence of indebtedness or any material contract, indenture, mortgage, loan agreement, lease, joint venture or other agreement or instrument to which the Company is a party or by which it or any of its properties are bound.

(ix) Except as disclosed in or contemplated by the Memorandum, there is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against or affecting the Company, which might result in any material and adverse change in the condition (financial or otherwise), business or prospects of the Company.

(x) Except as disclosed in or contemplated by the Memorandum, each material contract to which the Company is a party is in full force and effect or has terminated in accordance with its terms or as set forth in the Memorandum; and no party to any such contract has given notice of the cancellation of, or to the knowledge of the Company has the intention to, cancel any such material contract.

(xi) Except as disclosed in or contemplated by the Memorandum and the fees and disbursements payable to the Placement Agent pursuant to this Agreement, there are no outstanding claims for services either in the nature of a finder’s fee, brokerage fee or other similar fee with respect to the Private Placement for which the Company or the Placement Agent may be responsible.

(b) Any certificate signed by any officer of the Company and delivered to the Placement Agent shall be deemed a representation and warranty by the Company to the Placement Agent as to the matters covered thereby.

SECTION 4. Representations, Warranties and Covenants of the Placement Agent

The Placement Agent of the Offering represents and warrants to and covenants with the Company and to each Selected Dealer, if any, that:

(a) The Placement Agent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and it has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The Placement Agent is duly qualified as a foreign corporation in those jurisdictions wherein the failure to so qualify would have a material adverse effect on its business or properties.

(b) This Agreement has been duly authorized, executed and delivered by the Placement Agent and on its behalf and constitutes a valid and legally binding obligation enforceable against the Placement Agent in accordance with its terms.

(c) The execution and delivery of this Agreement, the observance and performance hereof and the consummation of the transactions contemplated hereby and by the Memorandum do not and will not result in any breach of, or default under, any instrument or agreement by which the Placement Agent is bound or violate any law or order directed to the

Placement Agent of any court or any federal or state regulatory body or administrative agency having jurisdiction over the Placement Agent or over its property.

(d) The Placement Agent and each Selected Dealer (as defined below in Section 6) are duly registered as a broker dealer with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no proceeding has been initiated to revoke any of such registrations; the Placement Agent and each Selected Dealer are members in good standing of the National Association of Securities Dealers, Inc. (the “NASD”); the Placement Agent and each Selected Dealer are duly registered as broker-dealers under the applicable statutes, if any, in each state in which the Placement Agent proposes to offer or sell the Shares where such registration is required; and the Placement Agent will enter into a Selected Dealer Agreement with each Selected Dealer, if any.

(e) The Placement Agent shall maintain all broker-dealer registrations, referred to above in paragraph (d), throughout the period in which Shares are offered and sold; the Placement Agent has complied and will comply with all broker-dealer requirements applicable to this transaction; the Placement Agent is not in violation of any order of any court or regulatory authority applicable to it with respect to the sale of the Shares; and, if the Placement Agent becomes aware that any Selected Dealer has failed to maintain all applicable broker-dealer registrations or to comply with all broker-dealer requirements applicable to this transaction, the Placement Agent will take such action as is necessary to ensure that such Selected Dealer no longer participates in the offer and sale of Shares described herein and to terminate the Selected Dealer Agreement between the Placement Agent and such Selected Dealer.

(f) Pursuant to the Placement Agent’s appointment made herein, the Placement Agent and each Selected Dealer will conduct the Offering in compliance with the requirements of Regulation D and, in this regard, the Placement Agent and, to the extent applicable to it, each Selected Dealer will have during the course of the Offering, and to the extent any representations other than those set forth in the Memorandum are made, refrained from making any untrue statement of a material fact and not have omitted to state a material fact required to be stated or necessary to make any statement made not misleading concerning the Offering or any matters set forth in or contemplated by the Memorandum. The Placement Agent will have refrained from offering for sale or selling the Shares by means of: (a) any advertisement or other communication mentioning the Shares published in any newspaper, magazine or similar medium or broadcast over television or radio; or (b) any seminar or meeting announced by means of any kind of general solicitation or general advertising; or (c) any letter, circular, notice or other written communication, unless the Placement Agent has reasonable grounds to believe and, in fact, does believe that each person to whom the communication is directed is qualified pursuant to the financial suitability requirements set forth in the Memorandum and the communication is accompanied or preceded by the Memorandum or contains an undertaking to provide the Memorandum upon request. Prior to the sale of any of the Shares, the Placement Agent will have reasonably believed and have a reasonable basis and evidence to believe that each subscriber and his duly appointed purchaser representative, if any, met the suitability and other investor standards set forth in the Memorandum and in the applicable portion of Rule 506 of Regulation D and the Placement Agent will maintain appropriate records substantiating the foregoing. In the event that the Placement Agent or any Selected Dealer utilized any sales materials other than the Memorandum, the Placement Agent will have refrained from providing any such materials to any offeree of the Shares or his purchaser representative unless such materials are accompanied or preceded by the Memorandum and were permitted for use in connection with the Offering under applicable federal and state securities laws and not represented in any such materials or otherwise that any such materials have been approved or authorized by the Company. The Placement Agent will have provided each offeree with a copy of the Memorandum and the exhibits thereto during the course of the Offering. Until the final Closing Date, if any event affecting the Company or the Placement Agent should occur that the Company or its counsel, or the Placement Agent or its counsel, believe should be set forth in a supplement or amendment to the Memorandum, the Placement Agent will have promptly distributed such supplement or amendment to persons who have previously received a copy of the Memorandum from the Placement Agent and who continue to be interested in the Offering and further included such supplement or amendment in all further deliveries of the Memorandum. The Company shall at its own expense prepare and furnish the Placement Agent with a reasonable number of copies of such supplement or amendment for such distribution. During the course of the Offering, the Placement Agent will have refrained from duplicating any of the Offering documentation without the prior written consent of the Company; and the Placement Agent will have accounted for each copy of the Memorandum distributed during the course of the Offering by maintaining a record of each person to whom it has delivered a copy of the Memorandum.

(g) Neither the Placement Agent nor any of its representatives is authorized to make any representation on behalf of the Company other than those contained in the Memorandum or any additional information provided by the Company nor is the Placement Agent or any of its representatives authorized to act as the agent or representative of the Company in any capacity, except as expressly set forth herein and the Placement Agent shall deliver to the Company on the Closing Date a certificate executed by a responsible officer of the Placement Agent to the effect that it has complied with the foregoing to the best of the knowledge of the officer executing the certificate on the Placement Agent’s behalf based upon reasonable investigation.

(h) In the event that, on or before the Closing Date, the Placement Agent becomes aware of any false statement of a fact or representation by any subscriber in the Memorandum, the Placement Agent shall promptly inform the Company of such false statement of fact, unless at the time it becomes aware of such false statement the subscriber has communicated to the Placement Agent or the Company its intent to correct such false statement prior to the Closing Date.

(i) The Placement Agent and each of its registered representative’s participation in its solicitation efforts will comply with the prohibition against “general solicitations” and “general advertising” imposed by Rule 502(c) of Regulation D.

(j) The Placement Agent shall inform the Company of each date on which it first receives any subscription from prospective investors in each particular state where the Shares are offered and shall not offer the Shares for sale in any state in which the offer or sale requires prior notice or clearance from any state securities commission, bureau or agency thereon.

SECTION 5. Sale and Delivery; Closing.

On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to engage the Placement Agent as its agent to sell in a private offering the Shares on a “best efforts” basis, without any minimum number of Shares required to be sold. Accordingly, one or more Closing(s) shall take place at such time and place as designated by the Placement Agent.

The placement fees payable to the Placement Agent include a commission equal to 10% of the gross proceeds of the Offering and a non-accountable expense allowance equal to 1% of the gross proceeds of the Offering, subject to a Minimum of $60,000 as Placement Agent legal fees. The Placement Agent shall be responsible for its counsel’s legal fees out of the non-accountable expense allowance. In addition, as consideration for services rendered in connection with the Offering, at the final closing date of the Offering, the Company shall sell to the Placement Agent the Placement Agent Warrants.

Morse & Morse, PLLC shall make all blue sky filings in the various states designated by the Placement Agent, including, without limitation, the state of New York. In this regard, the Company shall advance to Morse & Morse, PLLC all state filing fees and disbursements as incurred. Morse & Morse, PLLC shall be entitled to a blue sky fee of $1,250 per state plus reimbursement of all disbursements.

Certificates evidencing the Shares in proper form (issued in such denominations and in such names as the Placement Agent may direct the Company or its transfer agent to issue), shall be delivered by the Company to the Placement Agent or its clearing firm as instructed within two business days after the final Closing Date, it being understood that the directions from the Placement Agent to the Company or its transfer agent shall be given on or about each Closing Date.

The parties hereto each represent that as of the Closing Date the representations and warranties herein contained and the statements contained in all the certificates theretofore or simultaneously delivered by any party to another, pursuant to this Agreement, shall in all material respects be true and correct.

SECTION 6. Offering of the Shares on Behalf of the Company

In offering the Shares for sale, the Placement Agent shall offer them solely as an agent for the Company, and such offer shall be made upon the terms and subject to the conditions set forth in this Agreement and the Memorandum. The Placement Agent shall commence making such offer as an agent for the Company as soon after the date of the Memorandum as it in its sole discretion may deem advisable; provided, however, that if the Placement Agent does not commence such offering within seven (7) business days after the date of the Memorandum, it shall so advise the Company.

The Placement Agent may offer and sell the Shares for the account of the Company through registered dealers selected by it (referred to heretofore and hereafter as “Selected Dealers”) and pursuant to a form of selling agreement, pursuant to which the Agent may allow such concession (out of its commission) as it may determine, and all such sales through Selected Dealers shall be made pursuant to an agreement between the Placement Agent and the Selected Dealers. All sales by Selected Dealers, however, shall be as agents for the Company. The Placement Agent shall have the authority to employ any such Selected Dealers as agents for the Placement Agent, but in no event shall such Selected Dealers be agents or sub-agents of the Company. The Company agrees to appoint no other agents in offering the Shares for sale, except as herein provided.

On each sale or allotment by the Placement Agent of any of the Shares to Selected Dealers, the Placement Agent shall require the Selected Dealer selling any such Shares to agree to offer and sell the same on the terms and conditions of offering set forth herein and in the Memorandum.

SECTION 7. Covenants of the Company.

The Company covenants with the Placement Agent as follows:

(a) The Company will notify the Placement Agent and/or its counsel promptly, and confirm the notice in writing, of the initiation by the Commission or any state securities commission of any proceeding against the Company.

(b) The Company will give the Placement Agent notice of its intention to amend or supplement the Memorandum.

(c) If any event shall occur as a result of which it is necessary, in the reasonable opinion of both the Placement Agent and the Company, to amend or supplement the Memorandum in order to make the Memorandum not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, the Company will forthwith amend or supplement the Memorandum by preparing and furnishing to the Placement Agent a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Memorandum (in form and substance satisfactory to the Placement Agent), so that, as so amended or supplemented, the Memorandum will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a purchaser, not misleading.

(d) The Company will endeavor, in cooperation with the Placement Agent, to qualify or perfect an exemption for the Shares for offering and sale under the applicable securities laws of such states and other jurisdictions of the United States as the Placement Agent and the Company agree to offer and sell the Shares, and will maintain such qualifications in effect for so long as may be required for the distribution of the Shares.

(e) The Company will apply the net proceeds from the sale of the Shares sold by it hereunder substantially as contemplated by the Memorandum.

(f) The Company will comply with the prohibition against general advertising and general solicitations imposed by Rule 502(c) of Regulation D.

SECTION 8. Payment of Expenses.

The Company will pay all of its expenses incident to the performance of its obligations under this Agreement including but not limited to its legal and accounting fees and all expenses in connection with the qualification of the Shares under the securities laws of the various states requested by the Placement Agent. The Company shall also be responsible for all costs pertaining to the filing of the Form S-1 Registration Statement to register the resale of the Shares as promptly as possible under the Securities Act in accordance with the terms set forth in the Memorandum. In this respect, the Company shall also be responsible to pay FINRA the filing fees that are required in connection with the Placement Agent filing the Registration Statement and amendments thereto with FINRA. The Company shall also be responsible to reimburse the Placement Agent or to make payment directly to Placement Agent counsel for its reasonable legal fees in assisting the Placement Agent to obtain a “no objection” letter from FINRA in connection with the Placement Agent being listed as a statutory underwriter. It is agreed that the Company shall not request acceleration of effectiveness of the S-1 Registration Statement without the Placement Agent first receiving said “no objection” letter. In the event the Registration Statement acts as a primary offering with the Placement Agent offering securities pursuant to a separate agreement, then the Registration Statement shall not permit the sale of any secondary securities until the primary offering is completed. In this respect, each of the investors are subject to a mandatory lock-up agreement as provided in the Memorandum and subscription documents.

SECTION 9. Covenants of the Placement Agent

The Placement Agent covenants and agrees that:

(a) It will not give any information or make any representation in connection with the offering of Shares which is not contained in the Memorandum or such other material as may be provided by the Company.

(b) It will solicit purchasers of Shares only in the states in which it has been advised by Morse & Morse, PLLC or in its Blue Sky Memorandum, that such solicitation can be made and such solicitations shall be made subject to any conditions imposed by applicable laws, rules or regulations.

(c) In making any offer of Shares, the Placement Agent agrees that it will comply with the provisions of the Act and the Exchange Act, as amended, and the securities laws of each state, and that it and its authorized agents will offer to sell, or solicit offers to subscribe for or buy, the Shares only in those states and other jurisdictions in the United States in which such solicitations can be made in accordance with the Blue Sky Memorandum prepared by Morse & Morse, PLLC or any supplement or addendum thereto and in which the Placement Agent is qualified to so act, and no such offers or solicitations shall be made in the United States in any state, District of Columbia and/or Puerto Rico not included in the Blue Sky Memorandum. The Placement Agent and its respective authorized agents will not offer to sell, or solicit offers to subscribe for or buy, the Shares in the United States other than as provided for in such Blue Sky Memorandum or any such supplement thereto. Nothing contained herein shall limit the Placement Agent from offering to sell the Shares outside the United States, although the blue sky services of Morse & Morse, PLLC are limited to the 50 States, District of Columbia, the US Virgin Islands and Puerto Rico.

SECTION 10. Conditions of Placement Agent’s Obligations.

The obligations of the Placement Agent hereunder are subject to the performance by the Company of its obligations hereunder, to the following further condition that during the Subscription Period, no proceedings shall be initiated or threatened by the Commission or any state securities commission or similar body against the Company and to the following additional conditions:

(a) The Placement Agent shall not have disclosed in writing to the Company that the Memorandum or any amendment or supplement thereto contains an untrue statement of a fact which, in the opinion of counsel to the Placement Agent, is material, or omits to state a fact which, in the opinion of such counsel, is material and is required to be stated therein, or is necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Between the date hereof and each Closing Date, the Company shall not have sustained any loss on account of fire, explosion, flood, accident, calamity or other cause, of such character as materially adversely affects its business or property, whether or not such loss is covered by insurance.

(c) Between the date hereof and each Closing Date, except as disclosed in or contemplated by the Memorandum, there shall be no material litigation instituted or threatened against the Company and there shall be no proceeding instituted or threatened against the Company before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding would materially adversely affect the business, franchises, licenses, permits, operations or financial condition or operating results of the Company.

(d) Except as contemplated herein or as set forth in or contemplated by the Memorandum or supplement or amendment thereto, during the period subsequent to the date of the Memorandum and prior to each Closing Date, (i) the Company (A) shall have conducted its business in all material respects in the usual and ordinary manner as the same was being conducted on the date of the filing of the Memorandum, and (B) except in the ordinary course of its business, the Company shall not have incurred any material liabilities or obligations (direct or contingent), or disposed of any of its material assets, or entered into any material transaction or suffered or experienced any substantially adverse change in its condition, financial or otherwise.

(e) The authorization of the Shares, Memorandum and all corporate proceedings and other legal matters incident thereto and to this Agreement, shall be reasonably satisfactory in all respects to counsel to the Placement Agent, who shall have received on each Closing Date such favorable opinion of legal counsel addressed to the Placement Agent, it being understood that the opinion will provide, among other things, that upon payment and issuance of the common stock, such shares shall be deemed validly issued, fully paid and non-assessable.

(f) The Company shall have furnished to the Placement Agent a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of each Closing Date, to the effect that:

(i) The representations and warranties of the Company in this Agreement are true and correct in all material respects at and as of such Closing Date, and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii) The respective officers have each carefully examined the Memorandum and any amendments and supplements thereto, and to the best of their knowledge the Memorandum and any amendments and supplements thereto and all statements contained therein are true and correct in all material respects, and neither the Memorandum nor any amendment or supplement thereto includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and, since the effective date of the Memorandum, there has occurred no event required to be set forth in an amended or supplemented Memorandum which has not been so set forth.

(iii) Except as set forth in or contemplated by the Memorandum since the respective dates as of which or periods for which information is given in the Memorandum and prior to the date of such certificate (A) there has not been any material adverse change, financial or otherwise, in the affairs or condition of the Company and (B) the Company has not incurred any material liabilities, direct or contingent, or entered into any material transactions, otherwise than in the ordinary course of business.

(g) The Company shall have furnished to the Placement Agent at each Closing Date, a cold comfort letter and such other certificates, additional to those specifically mentioned herein, as the Placement Agent may have reasonably requested as to (A) the accuracy and completeness, in all material respects, of (i) any statement in the Memorandum, or in any amendment or supplement thereto; or (ii) the representations and warranties of the Company herein; (B) the performance by the Company in all material respects of its obligations hereunder, or (C) the fulfillment of the conditions concurrent and precedent to its obligations hereunder, which are required to be performed or fulfilled on or prior to each Closing Date.

All the opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel to the Placement Agent, whose approval shall not be unreasonably withheld. The Placement Agent reserves the right to waive any of the conditions herein set forth. If a condition specified in this Section shall not have been fulfilled in any material respect when and as required to be fulfilled, this Agreement may be terminated by the Placement Agent by written notice to the Company at any time at or prior to the Closing, and such termination shall be without liability of any party to any other party except as provided in Sections 5 and 8.

SECTION 11. Conditions to the Obligations of the Company

The obligations of the Company shall be subject to the continuing accuracy throughout the Subscription Period of the representations, warranties, covenants and agreements contained in Sections 4 and 9 hereof, to the performance by the Placement Agent and any Selected Dealers of its and their obligations hereunder and to the following further terms and conditions.

It is understood and agreed that neither the Placement Agent, any of its representatives, any Selected Dealer nor any of their representatives is authorized to make any representations on behalf of the Company other than those contained in the Memorandum or to act as the agent or representative of the Company in any capacity other than as expressly set forth herein and in the Selected Dealer Agreement (if any).

SECTION 12. Indemnification.

(a) The Company agrees to indemnify and hold harmless the Placement Agent and each person who controls the Placement Agent within the meaning of Section 15 of the Act, with respect to any statement in or omission from the Memorandum (as amended or as supplemented, if amended or supplemented as aforesaid), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act or any other statute or at common law and to reimburse persons indemnified as above for any reasonable legal or other expense (including the cost of any investigation and preparation) incurred by them in connection with any litigation whether or not resulting in any liability, but only insofar as such losses, claims, liabilities and litigation arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading (all as of the date when the Memorandum or such supplement or amendment, as the case may be, is distributed to possible investors or others); provided, however, that the indemnity agreement contained in this Section 12(a) shall not apply to amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, nor shall it apply to the Placement Agent or any person controlling the Placement Agent in respect of any such losses, claims, damages, liabilities or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon information based upon a writing to the Company by the Placement Agent.

The Placement Agent agrees within 15 days after the receipt by it of written notice of the commencement of any action against it or against any person controlling it as aforesaid, in respect of which indemnity may be sought from the Company on account of the indemnity agreement contained in this Section 12(a), to notify the Company in writing of the commencement thereof. The omission of the Placement Agent so to notify the Company of any such action shall relieve the Company from any liability which it may have to the Placement Agent or any person controlling it as aforesaid on account of the indemnity agreement contained in this subsection. In case any such action shall be brought against the Placement Agent or any such controlling person and the Placement Agent shall notify the Company of the commencement thereof, the indemnifying party should have the right to designate counsel as long as that counsel is reasonably acceptable to the indemnified party, and the indemnified party should have the right to participate and observe (including with its own counsel) but at its own expense, not at the expense of the indemnifying party. The Company agrees to notify the Placement Agent promptly of the commencement of any litigation or proceeding against it or any connection with the issue and sale of any of its securities and to furnish to the Placement Agent, at its request, copies of all pleadings therein and permit the Placement Agent to be an observer therein and apprise the Placement Agent of all developments therein, all at the Company’s expense.

(b) The Placement Agent agrees, in the same manner and to the same extent as set forth in Section 12(a) of this Agreement, to indemnify and hold harmless the Company, the officers and directors of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the Act, with respect to any statement in or omission from the Memorandum or any amendment thereto, or the Memorandum (as amended or as supplemented, if amended or supplemented as aforesaid), if such statement or omission was made in reliance upon information furnished in writing to the Company by the Placement Agent or on its behalf, specifically for use in connection with the preparation of the Memorandum or any such amendment thereof or supplement thereto or by reason of improper selling practices. The Placement Agent shall not be liable for amounts paid in settlement of any such litigation if such settlement was effected without its consent, which will not be unreasonably withheld. This indemnity agreement is in addition to any other liability which the Placement Agent may otherwise have to the Company

In case of commencement of any action, in respect of which indemnity may be sought from the Placement Agent on account of the indemnity agreement contained in this Section 12(b), each person agreed to be indemnified by the Placement Agent shall have the same obligation to notify the Placement Agent as the Placement Agent has toward the Company in Section 12(a) of this Agreement, subject to the same loss of indemnity in the event such notice is not given, and the indemnifying party should have the right to designate counsel as long as that counsel is reasonably acceptable to the indemnified party, and the indemnified party should have the right to participate and observe (including with its own counsel) but at its own expense, not at the expense of the indemnifying party. The Placement Agent agrees to notify the Company promptly of the commencement of any litigation or proceeding against it or against any such controlling person, of which it may be advised, in connection with the issue and sale of any of the securities of the Company, and to furnish to the Company at its request copies of all pleadings therein and permit the Company to be an observer therein and apprise it of all developments therein, all at the Placement Agent’s expense.

(c) The respective indemnity agreements between the Placement Agent and the Company contained in Sections 12(a) and (b) of this Agreement, and the representations and warranties of the Company set forth in Section 3 or elsewhere in this Agreement, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Placement Agent or by or on behalf of any controlling person of the Placement Agent or the Company or any such officer or director or any controlling person of the Company, and shall survive the delivery of the Shares, and any successor of the Company, and the Placement Agent, or of any controlling person of the Placement Agent, as the case may be, shall be entitled to the benefit of the respective indemnity agreements. The representations and warranties in Section 3 of this Agreement

(but not the indemnities contained in Section 12 hereof) shall terminate six months after the final Closing under this Agreement.

(d) In order to provide for just and equitable contribution under the Act in any case in which (i) any person entitled to indemnification under this Section 12 makes claim for indemnification pursuant hereto but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 12 provides for indemnification in such case, or (ii) contribution under the Act may be required on the part of any such person in circumstances for which indemnification is provided under this Section 12, then, and in each such case, the Company and the Placement Agent shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after any contribution from others) in such proportion so that the Placement Agent is responsible for the proportion that the discounts and commissions appearing in the Memorandum bears to the price appearing therein, and the Company is responsible for the remaining portion; provided, that, in any such case, no person guilty of a fraudulent misrepresentation or omission (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Within ten days after receipt by any party to this Agreement (or its representative) of notice of the commencement of any action, suit or proceeding, such party will, if a claim for contribution in respect thereof is to be made against another party (the “contributing party”), notify the contributing party, in writing, of the commencement thereof, but the delay or omission so to notify the contributing party will not relieve it from any liability which it may have to any other party other than for contribution hereunder unless such delay or omission materially prejudices the rights of the contributing party in any related suit or proceeding. In case any such action, suit or proceeding is brought against any party, and such party so notifies a contributing party or his or its representative of the commencement thereof within the aforesaid ten days, the contributing party will be entitled to participate therein with the notifying party and any other contributing party similarly notified. Any such contributing party shall not be liable to any party seeking contribution on account of any settlement of any claim, action or proceeding affected by such party seeking contribution without the written consent of such contributing party. The contribution provisions contained in this Section 12 are in addition to any other rights or remedies which either party hereto may have with respect to the other or hereunder.

SECTION 13. Termination of Agreement.

The Placement Agent may also terminate this Agreement, by notice to the Company, at any time (i) if there has been, since the respective dates as of which information is given in the Memorandum, any material adverse change in the condition, financial or otherwise, of the Company, or in the earnings, affairs or business prospects of the Company, whether or not arising in the ordinary course of business, not disclosed in, or not contemplated by the Memorandum; (ii) if there has occurred any outbreak of hostilities or other calamity or crisis or any other market conditions of any kind whatsoever in which the United States is not currently engaged, the effect of which on the financial markets of the United States, or on the marketability of the Shares, is such as to make it, in the Placement Agent’s sole judgment, impracticable to market the Shares or enforce the Memorandum; (iii) the Company shall fail to comply with all material terms of this Agreement; or (iv) if trading generally on either the American Stock Exchange or the New York Stock Exchange has been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required, by either of said exchanges or by order of the Commission or any other governmental authority, or if a banking moratorium has been declared by either Federal or state authorities. If this Agreement is terminated pursuant to this section, such termination shall be without liability of any character (including, but not limited to, loss of anticipated profits or consequential damages) of any party to any other party hereto.

SECTION 14. Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given only if in writing and if delivered or sent by registered mail or transmitted by any standard form of telecommunication. Notices to the Placement Agent shall be directed to address specified on the first page of this letter, attention William Baquet, Chief Executive Officer; copy to Morse & Morse, PLLC, 1400 Old Country Road, Suite 302, Westbury, NY 11590, telecopier (516) 487-1452; notices to the Company shall be directed to it at the address specified on the first page of this letter, attention Donald B. Wingerter, Jr., Chief Executive Officer of the Company, copy to Robert W. Walter, Esq., Richardson & Patel, LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024.

SECTION 15. Parties.

This Agreement shall inure to the benefit of and be binding upon the Placement Agent and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons referred to in Section 12 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their legal respective successors, and said controlling persons and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Shares shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. Governing Law.

This Agreement shall be governed by the laws of the State of New York applicable to agreements executed and to be performed wholly within such State. The parties agree that any dispute shall be brought in any state or federal court located in the Southern or Eastern district of New York and within the personal jurisdiction of such court, to which each party specifically consents.

SECTION 17. Miscellaneous.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement. This Agreement supersedes all other prior written agreements and oral understandings and shall constitute the entire agreement between the parties hereto.

This Agreement is made solely for the benefit of the Placement Agent, the Company, their respective officers and directors and any controlling person referred to in Section 15 of the Act, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. The term “successor” or the term “successors and assigns” as used in this Agreement shall not include any purchasers, as such, of any of the Shares.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Placement Agent and us in accordance with its terms.

Very truly yours,

AMPIO PHARMACEUTICALS, INC.

By:	/s/ Donald B. Wingerter, Jr.
Donald B. Wingerter, Jr., Chief Executive Officer

Confirmed and Accepted as of

the date first above written.

FORDHAM FINANCIAL MANAGEMENT, INC.

By:	/s/ William Baquet
William Baquet,
Chief Executive Officer and President